EXHIBIT 99.1

Havertys Reports Earnings for First Quarter 2019

Atlanta, Georgia, April 30, 2019 – HAVERTYS (NYSE: HVT and HVT.A) reports earnings per share for the first quarter ended March 31, 2019 of $0.17 compared to $0.29 for the same period of 2018.
Havertys sales for the first quarter of 2019 were $187.2 million, a decrease of 6.1% compared with $199.4 for the first quarter of 2018. On a comparable store basis, sales for the quarter were down 4.7%. Total written sales for the first quarter of 2019 were down 3.2% and written comparable store sales were down 2.0% over last year’s first quarter. Average written ticket increased 6.9%.
Clarence H. Smith, chairman, president and CEO, said, “Our first quarter sales fell short of our expectations. The tariff imposition has been disruptive, particularly to our important motion upholstery category and some key dining and bedroom collections. Our merchandising and supply chain teams, along with our suppliers, have worked to reach a more predictable flow of goods which we expect will be normalized by the end of the second quarter.
Our real estate team is working on planned store openings for the year as we plan to enter two new markets, open a new store in the Atlanta market, and complete a store relocation in Baton Rouge. We are returning to St. Louis, after serving customers there from 1891 to 1908, with a new location scheduled to open in the third quarter. We also are adding new features to our website to better meet our customers’ needs.
The retail furniture business has been challenging over the past two quarters and we believe Havertys is uniquely positioned and has the financial strength and flexibility to meet the challenges of this year and beyond."
Financial Highlights
First Quarter 2019 Compared to First Quarter 2018
•	Gross profit margins increased 44 basis points to 55.1%. The margins in the 2018 period were negatively impacted by markdowns for store closures and remodels.
•
SG&A costs as a percent of sales were 52.8% in 2019 and 50.6% in 2018. Total SG&A dollars decreased $2.1 million. We had decreases in selling and delivery costs driven by lower sales volume. Our lower occupancy costs and administrative expenses were partly offset by higher marketing costs.

•	We adopted the new lease accounting standard on January 1, 2019 which significantly impacted our balance sheet. See the notes after the following financial statements.

Expectations and Other
•	We expect that gross profit margins for the full year 2019 will be approximately 54.6%, the same as in 2018.
•
Our estimate for fixed and discretionary type SG&A expenses for 2019 are in the $258.0 to $260.0 million range, compared to $254.9 million for these same costs in 2018. The increase is largely due to increases related to new stores, employee compensation and benefit costs, and inflation. The variable type costs within SG&A for the full year of 2019 are expected to be 18.1% as a percent of sales compared to the 18.3% rate in 2018.

NEWS RELEASE – APRIL 30, 2019

•
Our selling square footage is expected to increase approximately2.0% in 2019. We plan four store openings: locations in two new markets, an additional store in an existing market, and complete a store relocation.

•	Total capital expenditures are estimated to be approximately $19.0 million in 2019.

NEWS RELEASE – APRIL 30, 2019

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data – Unaudited)

	Three Months Ended March 31,
	2019	2018

Net sales	$187,242	$199,442
Cost of goods sold	84,159	90,535
Gross profit	103,083	108,907
Credit service charges	22	32
Gross profit and other revenue	103,105	108,939

Expenses:
Selling, general and administrative	98,879	101,004
Provision for doubtful accounts	4	2
Other (income) expense, net	(154)	(995)
Total expenses	98,729	100,011

Income before interest and income taxes	4,376	8,928
Interest (income) expense, net	(349)	471

Income before income taxes	4,725	8,457
Income tax expense	1,104	2,144
Net income	$3,621	$6,313

Diluted earnings per share:
Common Stock	$0.17	$0.29
Class A Common Stock	$0.17	$0.28

Diluted weighted average shares outstanding:
Common Stock	20,907	21,605
Class A Common Stock	1,757	1,767

Cash Dividends per share:
Common Stock	$0.18	$0.18
Class A Common Stock	$0.17	$0.17

NEWS RELEASE – APRIL 30, 2019

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands – Unaudited)

	March 31, 2019	December 31, 2018	March 31, 2018
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$72,951	$71,537	$72,093
Restricted cash equivalents	6,549	8,272	8,141
Accounts receivable, net	1,716	1,833	2,101
Inventories	109,379	105,840	109,024
Prepaid expenses	8,590	8,106	9,058
Other current assets	8,573	6,262	5,981
Total current assets	207,758	201,850	206,398

Accounts receivable, long-term, net	213	226	212
Property and equipment, net	158,316	216,852	226,995
Right-of-use lease assets	188,400	-	-
Deferred income taxes	10,757	12,544	13,095
Other assets	9,639	8,707	9,089
Total assets	$575,083	$440,179	$455,789

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$22,134	$19,840	$19,598
Customer deposits	29,437	24,465	28,313
Accrued liabilities	32,078	39,903	33,020
Current lease liabilities	28,799	-	-
Current portion of lease obligations	-	4,018	3,835
Total current liabilities	112,448	88,226	84,766
Noncurrent lease liabilities	157,499	-	-
Lease obligations, less current portion	-	46,785	49,826
Other liabilities	23,210	30,539	26,675
Total liabilities	293,157	165,550	161,267

Stockholders’ equity	281,926	274,629	294,522
Total liabilities and stockholders’ equity	$575,083	$440,179	$455,789

NEWS RELEASE – APRIL 30, 2019

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands – Unaudited)

	Three Months Ended March 31,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,621	$6,313
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,105	7,535
Stock-based compensation expense	1,061	1,571
Gain on insurance recovery	-	(307)
Proceeds from insurance recovery	-	266
Other	(485)	(762)
Changes in operating assets and liabilities:
Accounts receivable	126	347
Inventories	(3,539)	(5,587)
Customer deposits	4,972	500
Other assets and liabilities	(1,350)	1,690
Accounts payable and accrued liabilities	(4,093	(4,270)
Net cash provided by operating activities	5,418	7,296

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(3,764)	(7,128)
Proceeds from sale of land, property and equipment	2,255	998
Other	-	55
Net cash used in investing activities	(1,509)	(6,075)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on lease obligations	-	(930)
Dividends paid	(3,685)	(3,792)
Common stock repurchased	-	(3,524)
Other	(533)	(347)
Net cash used in financing activities	(4,218)	(8,593)

Decrease in cash, cash equivalents and restricted cash equivalents during the period	(309)	(7,372)
Cash, cash equivalents and restricted cash equivalents at beginning of period	79,809	87,606

Cash, cash equivalents and restricted cash equivalents at end of period	$79,500	$80,234

Comparable Store Sales
Comparable store sales include those made on our website and in stores, and excludes locations opened, closed or otherwise non-comparable during the last 12 months.
Cost of Goods Sold and SG&A Expense
We include substantially all our occupancy and home delivery costs in SG&A expense as well as a portion of our warehousing expenses.  Accordingly, our gross profit may not be comparable to those entities that include these costs in cost of goods sold.

NEWS RELEASE – APRIL 30, 2019

We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Leases
In February 2016, the Financial Accounting Standards Board (FASB) issued an accounting standards update (ASU 2016-02), which amended various aspects of existing guidance for leases. ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. The main difference between ASU 2016-02 and previous U.S. GAAP is the recognition of lease assets and lease liabilities by lessees on the balance sheet for those leases classified as operating leases under previous U.S. GAAP. As a result, we have recognized a liability representing our lease payments and a right-of-use asset representing our right to use the underlying asset for the lease term on the balance sheet. We adopted the requirements of the new lease standard effective January 1, 2019 using the modified retrospective method and have not restated comparative periods.
As part of the adjustment for ASU 2016-02 effective January 1, 2019, we derecognized certain assets and liabilities associated with certain legacy build-to-suit arrangements and the deferred gain on previous sale leaseback transactions. Accordingly, $53.5 million of net property and equipment, $50.8  million of financing obligations, $9.3 of other net liabilities, and $2.3 million of deferred tax assets recorded on the balance sheet as of December 31, 2018 were removed as part of our transition adjustment. Effective January 1, 2019, we recognized right-of-use lease assets totaling $177.9 million and recorded lease liabilities totaling $175.4 million. The net adjustment recorded to equity as of January 1, 2019 was a credit of $6.8 million.
Since we are not restating prior periods as part of adopting this guidance, our results in 2019 will not be directly comparable to our results for periods before 2019. Specifically, for those leases that were previously recognized on our balance sheet prior to 2019, their associated depreciation and interest expense will be replaced by rent expense. For these properties in our lease portfolio for 2019, the amount of rent expense is less than the associated depreciation and interest expense by approximately $2.0 million. The adoption of ASU 2016-02 had an immaterial impact on our consolidated statement of cash flows for the three-month period ended March 31, 2019.

Conference Call Information
The company invites interested parties to listen to the live audiocast of the conference call on May 1 at 10:00 a.m. (ET) at its website, havertys.com under the investor relations section. If you cannot listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. (ET) through May 8. The number to access the telephone playback is 1-888-203-1112 (access code:  7833249).

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 120 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the company’s website, havertys.com.

NEWS RELEASE – APRIL 30, 2019

Safe Harbor
This press release includes statements that constitute forward-looking statement within the meaning of the federal securities laws.  Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Forward-looking statements may relate to, for example, future operations, financial condition, economic performance (including gross profit margins and expenses), capital expenditures, and demand for our products.  The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements.  Actual results or events may differ materially from those indicated as a result of various important factors.  Such factors may include, among other things, the state of the economy; state of the residential construction and housing markets; the consumer spending environment for big ticket items; effects of competition; management of relationships with our suppliers and vendors and disruptions in their operations; the imposition of tariffs and the effect of retaliatory trade measures; new regulations or taxation plans, as well as other risks and uncertainties discussed in the company's reports filed from time to time with the Securities and Exchange Commission.  You are urged to consider such factors.  The Company assumes no obligation for updating any such forward-looking statements.

Contact:
Haverty Furniture Companies, Inc., 404-443-2900
Richard B. Hare
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Havertys